Exhibit 4.9

THIS WARRANT AND THE SHARES OF CAPITAL STOCK ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR TRANSFERRED UNLESS THERE EXISTS AN EFFECTIVE REGISTRATION STATEMENT THEREFOR UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ALL APPLICABLE STATE SECURITIES LAWS OR THE ISSUER HEREOF HAS RECEIVED AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO COUNSEL OF THE ISSUER, THAT SUCH SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR TRANSFER IS EXEMPT FROM REGISTRATION.

PINPOINT NETWORKS, INC.

STOCK PURCHASE WARRANT

Warrant No. WA-1	182,198 Shares

This certifies that, in connection with that certain Third Loan Modification Agreement, made as of March 26, 2002 (the “Loan Agreement”), and for the agreed upon value of $1.00 and in consideration of Registered Holder’s (as hereinafter defined) surrender and delivery to the Company (as hereinafter defined) of that certain Stock Purchase Warrant No. WB-1, dated as of June 7, 2001, and for other good and valuable consideration, SILICON VALLEY BANK or its permitted registered assigns (either, the “Registered Holder”), is entitled, subject to the terms and conditions of this Warrant, to purchase from PINPOINT NETWORKS, INC., a Delaware corporation (the “Company”), at any time after the date of this Warrant and prior to the Expiration Date (as defined below), 182,198 shares of the Company’s Series A Preferred Stock, $0.001 par value per share (the “Warrant Stock”), at a purchase price equal to $0.296952013 per share (as adjusted as hereinafter set forth, the “Purchase Price”), upon the terms and conditions set forth below.

1. Exercise of Warrant. Subject to compliance with applicable securities laws, this Warrant may be exercised in whole or in part, from time to time, at any time after the date hereof but in any event at or prior to 5:00 P.M., Research Triangle Park, North Carolina time, on the Expiration Date but not thereafter, by surrendering this Warrant at the principal office of the Company together with a duly executed subscription form in the form attached hereto as Exhibit 1, together with the payment of the sum obtained by multiplying the number of shares of Warrant Stock to be purchased by the Purchase Price. In case of any partial exercise of this Warrant, the Company shall execute and deliver a new Warrant of like tenor for the balance of the shares of Warrant Stock purchasable hereunder. Upon receipt of notice of any of the events specified in Paragraphs 7(b), 7(c) or 7(d) below, the Registered Holder may elect to exercise the Warrant subject to the occurrence of the event described in such notice by delivering to the Company a duly executed subscription form which shall expressly state that such exercise is contingent upon the occurrence of such event and the Warrant shall be deemed to have been exercised on the date on which such event actually occurs.

2. Effect of Exercise. This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above, and the person entitled to receive the shares of Warrant Stock issuable upon such exercise shall be treated for all purposes as the holder of record of such shares as of the close of business on such date. As soon as practicable on or after such date, the Company shall issue and deliver to the person (or persons) entitled to receive the same a certificate or certificates for the number of whole shares of Warrant Stock issuable upon such exercise, together with cash in lieu of any fraction of a share equal to such fraction of the Fair Market Value (as defined in Paragraph 10 below) of one whole share of Warrant Stock as of the date of exercise. No fractional shares may be issued upon any exercise of this Warrant. All shares of Warrant Stock issued upon the exercise of this Warrant, and all shares of common stock issued upon conversion of such Warrant Stock, shall be validly issued, fully paid and non-assessable.

3. Adjustment of Purchase Price and Number of Shares Purchasable Hereunder. The Purchase Price and the number of shares purchasable hereunder shall be subject to adjustment from time to time in accordance with the following provisions:

(a) In case the Company shall at any time subdivide the outstanding shares of its Warrant Stock, the Purchase Price in effect immediately prior to such subdivision shall be proportionately decreased, and in case the Company shall at any time combine the outstanding shares of its Warrant Stock, the Purchase Price in effect immediately prior to such combination shall be proportionately increased, effective from and after the record date of such subdivision or combination, as the case may be. Upon any adjustment in the Purchase Price pursuant to this Paragraph 3(a), the Registered Holder shall thereafter be entitled to purchase, at the adjusted Purchase Price, the number of shares of Warrant Stock, calculated to the nearest full share, obtained by multiplying the number of shares of Warrant Stock purchasable hereunder immediately prior to such adjustment by the Purchase Price in effect immediately prior to such adjustment, and dividing the product thereof by the Purchase Price resulting from such adjustment.

(b) In case the Company shall issue additional shares of Warrant Stock as a dividend on the Warrant Stock, from and after the day which is the record date for the determination of stockholders entitled to such dividend, the Registered Holder shall, until a further adjustment, be entitled to purchase the number of shares of Warrant Stock, calculated to the nearest full share, obtained by multiplying the number of shares of Warrant Stock purchasable hereunder immediately prior to said record date by a fraction, the numerator of which is the total number of shares of Warrant Stock outstanding after the issuance of the dividend, calculated on a fully diluted basis assuming the conversion of all outstanding convertible securities and the exercise of all outstanding options, warrants or other rights (including those with respect to convertible securities), and the denominator of which is the number of shares of Warrant Stock outstanding immediately prior to said record date, calculated on a fully diluted basis assuming the conversion of all outstanding convertible securities and the exercise of all outstanding options, warrants, or other rights (including those with respect to convertible securities). Upon each adjustment pursuant to this Paragraph 3(b), the Purchase Price in effect immediately prior to such adjustment shall be reduced to an amount determined by dividing the product obtained by multiplying such Purchase Price by the number of shares of Warrant Stock purchasable hereunder immediately prior to such adjustment by the number of shares of Warrant Stock purchasable hereunder immediately following such adjustment.

4. Reorganization or Reclassification. If at any time while this Warrant is outstanding there shall be any reorganization or reclassification of the Warrant Stock of the Company (other than a subdivision or combination of shares provided for in Paragraph 3), the Registered Holder shall thereafter be entitled to receive, during the term hereof and upon payment of the Purchase Price, the number of shares of stock or other securities or property of the Company resulting from such reorganization or reclassification, as the case may be, to which a holder of the Warrant Stock of the Company, deliverable upon the exercise of this Warrant, would have been entitled upon such reorganization or reclassification if this Warrant had been exercised immediately prior to such reorganization or reclassification, and in any such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Company) shall be made in the application of the provisions herein set forth with respect to the rights and interest thereafter of the Registered Holder to the end that the provisions set forth herein (including the adjustment of the Purchase Price and the number of shares issuable upon the exercise of this Warrant) shall thereafter be applicable, as near as reasonably may be, in relation to any shares or other property thereafter deliverable upon the exercise hereof.

5. Merger or Consolidation. If at any time while this Warrant is outstanding, the Company shall merge or consolidate with another entity in a transaction in which the Company is not the surviving entity (the “Survivor”) immediately following such merger or consolidation (a “Change of Control Event”):

(a) the Registered Holder shall thereafter be entitled to receive, during the term hereof and upon payment of the Purchase Price, the number of shares of stock or other securities or property of the Survivor to which a holder of the Warrant Stock of the Company, deliverable upon the exercise of this Warrant, would have been entitled upon such Change of Control Event if this Warrant had been exercised immediately prior to such Change of Control Event;

(b) the Survivor shall thereafter be liable for and shall assume all obligations and duties of the Company pursuant to this Warrant;

(c) the term “Company” shall thereafter be deemed to refer to the Survivor and the Survivor shall take such steps in connection with the Change of Control Event as shall be necessary to assure that the provisions of this Warrant shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares or other property thereafter deliverable upon the exercise hereof; and

(d) notwithstanding the foregoing, upon the occurrence of a Change of Control Event, the Company shall have the right, but not the obligation, to purchase this Warrant from the Registered Holder on the closing date of the Change of Control Event for a purchase price equal to the product of (i) the number of shares of Warrant Stock purchasable upon exercise of the Warrant on such date, multiplied by (ii) the difference between the Fair Market Value (calculated in accordance with Paragraph 10 below) of a single share of Warrant Stock on such date and the per share Purchase Price on such date.

6. Description of Adjustments. After any adjustment of the Purchase Price or the number of shares of Warrant Stock purchasable upon the exercise of this Warrant or upon the written request of the Registered Holder, the Company shall deliver to the Registered Holder at the address set forth below a written description setting forth in reasonable detail the Purchase Price and number of shares purchasable hereunder as of the date of such notice and the series of calculations leading to such Purchase Price and number of shares.

7. Expiration Date. The stock purchase rights represented by this Warrant shall terminate on the earliest to occur of the following (the “Expiration Date”):

(a) 5:00 P.M., Research Triangle Park, North Carolina time, on April 7, 2011;

(b) the date on which the Company is liquidated or finally dissolved, provided that the Company has given the Registered Holder at least thirty (30) days’ advance written notice of such dissolution or liquidation;

(c) the date on which the Company sells, leases, licenses or otherwise disposes of all or substantially all of its assets, provided that the Company has given the Registered Holder at least thirty (30) days’ advance written notice of such sale, lease, license or other disposition; or

(d) the closing date of the sale and issuance of shares of Common Stock in a firmly underwritten public offering, pursuant to an effective registration statement under the Securities Act of 1933, as amended, having gross proceeds to the Company or its stockholders of at least $30,000,000 (a “Public Offering”), provided that the Company has given the Registered Holder at least thirty (30) days’ prior written notice of the Company’s intent to engage in a Public Offering and the expected closing date of the Public Offering.

8. Charges, Taxes and Expenses. The issuance of certificates for shares of stock upon any exercise of this Warrant shall be made without charge to the Registered Holder for any tax or other expense in respect to the issuance of such certificates, all of which taxes and expenses shall be paid by the Company, and, subject to terms and conditions of this Warrant, such certificates shall be issued in the name of, or in such name or names as may be directed by, the Registered Holder; provided, however, that in the event that certificates for shares of stock are to be issued in a name other than the name of the Registered Holder, this Warrant when surrendered for exercise shall be accompanied by an instrument of transfer in form satisfactory to the Company, duly executed by the Registered Holder in person or by an attorney duly authorized in writing and the Registered Holder shall pay all stock transfer taxes payable upon issuance of such stock certificate.

9. Transfer of Warrant. Subject to the terms of this Warrant and compliance with all applicable securities laws, this Warrant and all rights hereunder are transferable, in whole or in part, on the books of the Company maintained for such purpose at the principal office of the Company by the Registered Holder in person, or by duly authorized attorney, upon surrender of this Warrant properly endorsed and upon payment of any necessary transfer tax or other governmental charge imposed upon such transfer. Each taker and holder of this Warrant, by taking or holding the same, consents and agrees that this Warrant, when endorsed in blank, shall be deemed negotiable and that when this Warrant shall have been so endorsed, the person in possession of this Warrant may be treated by the Company, and all other persons dealing with this Warrant, as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented hereby, any notice to the contrary notwithstanding; but until a transfer of this Warrant is registered on the books of the Company, the Company may treat the Registered Holder hereof as the owner for all purposes. Notwithstanding the foregoing, this Warrant and the rights hereunder may not be transferred unless such transfer complies with all applicable securities laws. Subject to compliance with all securities laws, the parties acknowledge that the initial Registered Holder shall have the right to transfer this Warrant to Silicon Valley Bancshares or The Silicon Valley Bank Foundation. Upon any partial transfer, the Company will issue and deliver to the Registered Holder a new Warrant or Warrants with respect to the shares of Warrant Stock not so transferred.

10. Net Issue Exercise. Notwithstanding any provision herein to the contrary, if the Fair Market Value (as defined below) of one share of Warrant Stock is greater than the Purchase Price (at the date of the calculation as set forth below) for that share, in lieu of exercising this Warrant for cash, the Registered Holder of this Warrant may elect to receive shares equal to the value (as determined below) of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company (or at such other address as the Company may designate) together with notice of such election. In such event, the Company shall issue to the Registered Holder the number of shares of Warrant Stock, calculated to the nearest full share, obtained by (X) multiplying (i) the number of shares of Warrant Stock purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being canceled (at the date of such calculation) by (ii) the difference between the Fair Market Value of one share of the Warrant Stock (at the date of such calculation) and the per share Purchase Price (as adjusted to the date of such calculation), and (Y) dividing the product thereof by the Fair Market Value of one share of the Warrant Stock. For purposes of this Warrant, the “Fair Market Value” of one share of Warrant Stock shall be (i) if the Company’s common stock is then traded on the NASDAQ National Market System or any national securities exchange, the product of (A) the number of shares of common stock issuable upon the conversion of a single share of Warrant Stock, multiplied by (B) the last reported sale price of the common stock or the closing price quoted on the NASDAQ National Market System or any national securities exchange on which the common stock is listed, whichever is applicable, as published in The Wall Street Journal the trading day prior to the date of exercise, or (ii) if a public market for the Company’s common stock does not exist at the time of exercise, the fair market value of a share of Warrant Stock on the date immediately preceding the date of exercise as determined in good faith by the Company’s Board of Directors, or (iii) if the Warrant is exercised in connection with a Public Offering, the product of (A) the number of shares of common stock issuable upon conversion of a single share of Warrant Stock, multiplied by (B) the initial public offering price of the Company’s common stock. If the Registered Holder informs the Company in writing that it disagrees with the fair market value of a share of Warrant Stock as determined by the Board of Directors in accordance with subsection (ii) of the preceding sentence within five business days of the date of such determination, the Company and the Registered Holder shall select a mutually acceptable regional or national investment bank to determine the fair market value of a share of Warrant Stock on the date immediately preceding the date of exercise and such determination shall be conclusive. If the fair market value determined by the investment bank is less than or equal to the fair market value determined by the Board of Directors, the cost of the valuation shall be paid by the Registered Holder and if the fair market value determined by the investment bank is greater than the fair market value determined by the Board of Directors, the cost of the valuation shall be paid by the Company.

11. Registration Rights. Upon exercise of this Warrant, the Registered Holder shall have and be entitled to exercise the rights of registration granted under Sections 2.4 and 2.13 of that certain Amended and Restated Registration Rights Agreement (the “Rights Agreement”), dated as of March 27, 2002, by and among the Company and certain of its stockholders, to Registrable Securities (as that term is defined in the Rights Agreement) with respect to the shares of Common Stock issuable upon exercise of this Warrant; provided, however, that such registration rights shall be subordinate to the registration rights granted to holders of the Series A and Series B Preferred Stock of the Company and shall be ranked in accordance with the provisions of Section 2.5(iv) of the Rights Agreement. By its receipt of this Warrant, the Registered Holder agrees to be bound by the terms and conditions of the Rights Agreement as modified by the preceding sentence of this Warrant.

12. Information Rights. So long as the Registered Holder holds this Warrant or any shares of Warrant Stock issuable upon exercise hereof (or shares of Common Stock issuable upon conversion of such Warrant Stock), the Company shall deliver to the Registered Holder (a) promptly after mailing, copies of all notices or other written communications to the stockholders of the Company, (b) within 90 days after the end of each fiscal year of the Company, the annual audited financial statements of the Company certified by independent public accountants of recognized standing; provided, however, the Company shall not be required to deliver to the Registered Holder its audited financial statements for the fiscal year ending December 31, 2001 by March 30, 2002; provided that the Company shall deliver such audited financial statements to the Registered Holder no later than June 30, 2002, and (c) such other financial statements required under and in accordance with any loan documents between the Registered Holder and the Company (or if there are no such requirements or if the subject loan(s) no longer are outstanding) then within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year, the Company’s quarterly, unaudited financial statements.

13. Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and substance to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new Warrant of like tenor and amount.

14. No Impairment. The Company shall not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Registered Holder against impairment.

15. Notices. In the event that (i) the Company shall take a record of the holders of its Warrant Stock, common stock or other stock or securities at the time receivable upon the exercise of this Warrant for the purpose of entitling them to receive any dividend or other distribution, or any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, (ii) the Company shall undertake any capital reorganization, any reclassification of its capital stock, any merger or consolidation which would constitute a Change of Control Event, any sale, lease, license or other disposition of all or substantially all of the Company’s assets, or any voluntary dissolution, liquidation or winding up of the Company or (iii) the Company shall consummate a Public Offering, the Company will deliver to the Registered Holder written notice specifying, as the case may be, (a) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, (b) the date on which such reorganization, reclassification, consolidation, merger, sale, lease, license, disposition, dissolution, liquidation or winding up is to take place and the time, if any is to be fixed, as of which the holders of record of the Warrant Stock, common stock or such other stock or securities at the time receivable upon the exercise of this Warrant shall be entitled to exchange their shares of Warrant Stock, common stock or such other stock or securities for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, lease, license, disposition, dissolution, liquidation or winding up, or (c) the anticipated closing date of the Public Offering. Such notice shall be mailed at least thirty (30) days prior to the date specified therein.

16. Representations of the Company. The Company represents and warrants to the Registered Holder as follows:

(a) As of the date of this Warrant, the authorized capital stock of the Company consists of (i) thirty-five million (35,000,000) shares of Common Stock, par value $0.001 per share (the “Common Stock”), three million seven hundred thirty-six one hundred thirty-two (3,736,132) shares of which are issued and outstanding and one million (1,000,000) shares of which are issued but not outstanding, and (ii) twenty-five million (25,000,000) shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”), (x) eight million nine hundred twenty-two thousand five hundred sixty-six (8,922,566) shares of which have been designated Series A Preferred Stock (the “Series A Preferred”), eight million six hundred sixty-five thousand five hundred sixty-eight (8,665,568) shares of which are issued and outstanding, (y) fourteen million three hundred one thousand eight hundred thirty-three (14,301,833) shares of which have been designated Series B Preferred Stock (the “Series B Preferred”), two million thirty-three thousand one hundred twenty (2,033,120) shares of which are issued and outstanding, and (z) one million seven hundred seventy-five thousand six hundred one (1,775,601) shares of which have not been designated and which will have the rights, restrictions, privileges and preferences as determined by the Board of Directors of the Company (the “Board”). The Company has reserved three million three hundred thirty-three thousand fourteen (3,333,014) shares of Common Stock for issuance pursuant to the 1999 Stock Option Plan of Pinpoint Networks, Inc. (the “Option Plan”), under which options to purchase one million four hundred twenty-six thousand forty (1,426,040) shares have been issued. The Company by appropriate action of the Board has reserved eight million nine hundred twenty-two thousand five hundred sixty-six (8,922,566) shares of Common Stock for issuance upon conversion of the Series A

Preferred and fourteen million three hundred one thousand eight hundred thirty-three (14,301,833) shares of Common Stock for issuance upon conversion of the Series B Preferred. Except for the outstanding options under the Option Plan, the preemptive rights set forth in the Company’s Amended and Restated Stockholders’ Agreement, dated as of March 27, 2002, there are no outstanding options, warrants, rights or other agreements, either directly or indirectly, for the purchase or acquisition from the Company of any shares of its capital stock.

(b) The shares of Warrant Stock issuable upon exercise of this Warrant, when issued, sold and delivered in compliance with the provisions of this Warrant, and the shares of Common Stock issuable upon conversion of the Warrant Stock, when issued and delivered in compliance with the Company’s certificate of incorporation, will be validly issued and will be fully paid and nonassessable, and will be free of any liens or encumbrances; provided, however, that such shares may be subject to restrictions on transfer under federal and state securities laws.

17. Miscellaneous.

(a) The Company covenants that it will at all times reserve and keep available, solely for the purpose of issue upon the exercise hereof, a sufficient number of shares of Warrant Stock to permit the exercise hereof in full.

(b) No holder of this Warrant, as such, shall be entitled to vote or receive dividends or be deemed to be a stockholder of the Company for any purpose.

(c) This Warrant shall be governed by and shall be construed and enforced in accordance with the laws of the State of North Carolina applicable to agreements entered into and performed within such State, but without reference to the conflicts of law rules of such State.

(d) This Warrant constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, as distinguished from any other contractual arrangements between the parties and this Agreement supersedes and renders null and void any and all other prior oral or written agreements, understandings or commitments pertaining to the subject matter hereof. No variation hereof shall be deemed valid unless in writing and signed by the parties hereto.

(e) All notices and other communications required to be delivered to the Registered Holder pursuant to the terms of this Warrant shall be in writing and sent to Silicon Valley Bank, 2530 Meridian Parkway, Third Floor, Durham, North Carolina 27713, Attention: Andrew Rico. Notices shall be deemed to have been delivered and received by the Registered Holder if sent by U.S. Mail, postage prepaid, return receipt requested, on the third day after deposit, if sent by nationally recognized overnight courier service, on the date actually delivered as indicated by the records of such courier service, if sent by facsimile transmission, on the date of successful transmission as indicated by the sending facsimile machine, or if delivered by personal delivery, on the date of actual delivery.

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer on this      day of April, 2002.

PINPOINT NETWORKS, INC.

By:	/s/ Judson Bowman
Judson Bowman
President and Chief Executive Officer

EXHIBIT 1

FORM OF SUBSCRIPTION

(To be completed only upon exercise of Warrant)

Pinpoint Networks, Inc.

4001 Weston Parkway, Suite 100

Cary, NC 27513

Dear Sirs:

The undersigned hereby elects to purchase              shares of Warrant Stock of Pinpoint Networks, Inc. pursuant to the terms of the attached Warrant, and tenders herewith payment of the Purchase Price of such Warrant Stock in full.

Please issue a certificate or certificates representing the aforementioned Warrant Stock in the name or names specified below:

(Name)	(Name)

(Address)	(Address)

(City, State, Zip Code)	(City, State, Zip Code)

(Number of Shares)	(Number of Shares)
Please issue a new Warrant for the unexercised portion of the attached Warrant, if any, in the name of the undersigned.
Signature: ___________________________	Dated: ___________________________

Name: ______________________________